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                                                                    EXHIBIT 23.1


                       Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (dated September 28, 1998) pertaining to the Columbia/HCA Healthcare Corporation Salary Deferral Plan, Columbia/HCA Healthcare Corporation Stock Bonus Plan, Healthtrust, Inc. 401(k) Retirement Program, and EPIC Healthcare Group, Inc. Profit Sharing Plan of our report dated February 12, 1998, except for Note 21, as to which the date is February 20, 1998, with respect to consolidated financial statements of Columbia/HCA Healthcare Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                         Ernst & Young LLP
                                                           /s/ Ernst & Young LLP


Nashville, Tennessee
September 28, 1998